UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 26, 2005

Exact Name of Registrant as Specified
in its Charter, State of Incorporation,
Commission	Address of Principal Executive Offices	IRS Employer
File Number	and Telephone Number	Identification No.

1-11607	DTE Energy Company	38-3217752
(a Michigan corporation)
2000 2nd Avenue
Detroit, Michigan 48226-1279
313-235-4000
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06. Material Impairments.
DTE Energy Company is the indirect parent company of DTE Energy Technologies (Dtech), which assembles, markets, distributes and services distributed generation products, provides application engineering, and monitors and manages on-site generation system operations. On July 26, 2005, management approved the restructuring of this business in which certain assets and liabilities are to be sold, certain businesses are to be terminated and certain businesses are to be merged with The Detroit Edison Company or one of its subsidiaries.
As of June 30, 2005, the restructuring plan had not met the Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” criteria to classify the assets as “held for sale,” and accordingly no impairment loss was recorded in the 2005 second quarter. We expect to recognize a net of tax impairment loss of approximately $25 million to $30 million in the 2005 third and fourth quarters representing the write-down to fair value of the assets of Dtech, less costs to sell, and the write-off of goodwill. As required under SFAS No. 144, we expect to report Dtech’s operating results as a discontinued operation beginning with the 2005 third quarter.
Forward-Looking Statements:
This Form 8-K contains forward-looking statements that are subject to various assumptions, risks and uncertainties. It should be read in conjunction with the “Forward-Looking Statements” section in DTE Energy’s 2004 Form 10-K (which section is incorporated by reference herein), and in conjunction with other SEC reports filed by DTE Energy that discuss important factors that could cause DTE Energy’s actual results to differ materially. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this report as a result of new information or future events or developments.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.
Date: July 29, 2005

DTE ENERGY COMPANY (Registrant)
By:	/s/ Sandra K. Ennis
Sandra K. Ennis
Assistant Corporate Secretary